Exhibit 99.1

Qualstar Corporation to Present at the 4th Annual Liolios Gateway Conference on September 10, 2015

WESTLAKE VILLAGE, Calif., September 1, 2015 — Qualstar Corporation (NASDAQ: QBAK), a manufacturer of data storage solutions and high efficiency power supplies, has been invited to present at the 2015 Liolios Gateway Conference being held on September 9-10, 2015 at the Four Seasons Hotel San Francisco.

Qualstar management is scheduled to present on Thursday, September 10 at 9:30 a.m. Pacific time, with one-on-one meetings held throughout the conference.

Management will discuss the explosion of Big Data and how Qualstar is strategically positioned to capitalize on the growing need for data storage solutions. Management will also provide insight on the company’s global sales and product expansion plans.

The presentation will be webcast live and available for replay in the Investor Relations section of Qualstar’s website at www.qualstar.com or on the Gateway Conference website at www.gateway-conference.com/presenters.

To receive additional information, request an invitation or to schedule a one-on-one meeting, please email gateway@liolios.com.

About the Gateway Conference

The 4th Annual Gateway Conference is an invite-only conference presented by Liolios, a comprehensive financial communications firm. Gateway was designed to bring together the most compelling companies with the nation’s top institutional investors and analysts. This year’s event features more than 90 companies from a number of growth industries, including technology, business and financial services, consumer, digital media, clean technology and life sciences. The format has been designed to give attendees direct access to senior management via company presentations, Q&A sessions and one-on-one meetings. For more information, visit www.gateway-conference.com or www.liolios.com.

About Qualstar Corporation

Qualstar, founded in 1984, is a diversified electronics manufacturer specializing in data storage and power supplies. Qualstar's products are known throughout the world for high quality and Simply Reliable™ designs that provide years of trouble-free service.